Energizer Holdings, Inc. Securities Trading Policy Transactions in Company Securities Effective Date: May 1, 2023 Supersedes: August 1, 2022

Section 1: Purpose of this Policy
As a publicly owned corporation, Energizer Holdings, Inc. (the “Company”) is subject to various federal and state securities laws, including rules related to trading in the Company’s securities and other public companies. These laws apply to each director, officer, colleague of the Company and its subsidiaries and affiliates in addition to any of their Related Persons (as defined below), whether or not located in or outside the United States. This policy also applies to the Company’s agents and advisors (together with directors, officers, colleagues and their Related Persons, “insiders”).

Questions regarding this policy should be directed to the Company’s Legal Department. The Company reserves the right to amend and interpret the policy from time to time.

Section 2: Policy
If a director, officer, colleague, agent or advisor of the Company has material, nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any of his or her Related Persons may buy or sell the Company’s securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company and/or its subsidiaries and affiliates. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.

To avoid even the appearance of impropriety, additional restrictions on trading the Company’s securities by Energizer Insiders (defined below) are set forth in Section 5.

Section 3: Definitions
A.Who is an “Insider?”
Any person who possesses material, nonpublic information is considered an “insider” as to that information. Insiders include the Company’s directors, officers, colleagues, agents, advisors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys). The definition of insider is transaction specific; that is, an individual is an insider with respect to each item of material, nonpublic information of which he or she is aware.

B.What is “Material” Information?
The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to affect the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of Company security (i.e., debt or equity).

Some examples of material information include:
•Unpublished financial or operational results or projections, including earnings information
•Pending or proposed mergers, acquisitions, dispositions or other transactions
•Significant changes in corporate objectives
•Significant acquisition or sale of assets
•Changes in dividend or stock repurchase policies
•Financial liquidity problems
•Cybersecurity risks and incidents, including vulnerabilities and breaches. Insider trading restrictions may also pertain to the period of time the Company is investigating the underlying facts, ramifications and materiality of a cybersecurity incident.
•News related to potential or actual litigation, disputes, or governmental investigations
•News of a possible new significant customer or of a possible loss of a significant customer
•News of significant changes in senior management or Board of Directors
•Important product developments or major technological advances or discoveries

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Energizer Holdings, Inc. Securities Trading Policy Transactions in Company Securities Effective Date: May 1, 2023 Supersedes: August 1, 2022

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. If an insider is unsure whether particular nonpublic information is material, the insider should presume that it is material and consult with the Company’s Legal Department.

C.What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must have been disclosed in the Company’s public filings with the Securities and Exchange Commission or widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate, does not constitute information that is adequately available to the general public since the public does not know whether the rumor is accurate.

In addition, even after the Company’s has publicly announced material information, a reasonable period of time must elapse in order for the market to react to the information. Employees may not trade on publicly announced material information until two full trading days after an announcement. For example, if an announcement is made before the commencement of trading on a Monday, an employee may trade in the Company’s securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If an announcement is made after trading begins on a Monday, employees may not trade in the Company’s securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in the Company’s securities until Wednesday of the following week.

D.Who is a “Related Person?”
For purposes of this Policy, a “Related Person” includes the spouse, minor children or anyone else living in an insider’s household; partnerships in which an insider is a general partner; trusts of which an insider is a trustee; estates of which an insider is an executor; and any other legal entities controlled by an insider. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent, sibling or other relative may be a “tippee” for securities laws purposes. “Tipping” material, nonpublic information to others also is prohibited, and is discussed in Section 4.D.

Section 4: Guidelines
A.Non-disclosure of Material Nonpublic Information
Material, nonpublic information must not be disclosed to anyone, except persons within the Company or third-party agents of the Company (e.g. investment banking advisors, auditors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B.Prohibited Trading in Company Securities
No person may trade in the Company’s securities, including by placing a purchase or sell order, making a gift or charitable donation, recommending that another person trade, or making or changing elections or otherwise reallocating funds relating to Company securities in retirement plan accounts, when he or she has knowledge of material, nonpublic information concerning the Company. Loans, pledges, gifts, charitable donations and other contributions of the Company’s securities are also subject to this policy.

Directors, officers and colleagues are responsible for any trades placed by Related Persons and should make them aware of the need to confer with such person before they trade in the Company’s securities. Directors, officers and colleagues should treat any such trades as if the transactions were for their own accounts.

C.Twenty-Twenty Hindsight
If securities transactions ever become the subject of scrutiny, they will be evaluated by enforcement authorities or others after-the-fact with the benefit of hindsight. As a result, before engaging in any

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Energizer Holdings, Inc. Securities Trading Policy Transactions in Company Securities Effective Date: May 1, 2023 Supersedes: August 1, 2022

transaction an insider should carefully consider how the transaction, and whether the information was material, may be construed in the bright light of hindsight.

D.“Tipping” Information to Others
Insiders may be liable for communicating or “tipping” material, nonpublic information to any third party (a “tippee”), regardless of whether the tippee is a Related Person. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving explicit tips from others or from unintentional disclosure through, among other things, conversations at social, business or other gatherings.

E.Prohibition on Speculation and Hedging
Investing in the Company’s securities provides an opportunity to share in the long-term growth of the Company. In contrast, short-term speculation based on fluctuations in the market for the Company’s securities may be distracting, and may unduly focus the Company’s directors, officers and colleagues on the Company’s short-term stock market performance. Furthermore, such activities may put the potential for personal gain in conflict with the best interests of the Company and its shareholders or create the appearance of improper or inappropriate conduct involving the Company’s securities. As such, directors, officers, colleagues and their Related Persons may not engage in any hedging or monetization transactions with respect to the Company’s securities, including by trading in put or call options, warrants, swaps, forwards and other derivatives or similar instruments on the Company’s securities, or by selling the Company’s securities “short.” Additionally, directors, officers, colleagues and their Related Persons may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or colleague by the Company as part of the compensation of the colleague or director; or (2) held, directly or indirectly, by the director, officer or colleague.

F.Prohibition on Pledging
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, nonpublic information or otherwise not permitted to trade in the Company’s securities, the Company’s directors, officers, colleagues and their Related Persons are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities in any way including as collateral for a loan.

G.Trading in Other Securities
No director, officer, colleague or their Related Persons may trade in the securities of another company, including by placing purchase or sell order, making a gift or charitable donation, or recommending that another person trade, if the person learns of material, nonpublic information about the other company in the course of his/her employment with the Company.

H.Standing Orders
Standing orders should be valid only for the remaining number of days in the pre-clearance period. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. A standing order incorporated into a Rule 10b5-1 plan (a “10b5-1 Plan”) approved by the Company is permitted.

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Energizer Holdings, Inc. Securities Trading Policy Transactions in Company Securities Effective Date: May 1, 2023 Supersedes: August 1, 2022

I.Post-Termination Transactions
The policy continues to apply to transactions in Company securities even after termination of service to the Company. If you are in possession of material, nonpublic information when your employment or service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

J.Exception for Vesting and Related Tax Withholding
This policy does not apply to the vesting of restricted stock units, performance-based restricted stock units, or similar equity awards, or the Company’s related withholding of shares of stock to satisfy tax withholding requirements upon the vesting of such restricted stock units, performance-based restricted stock units, or similar equity awards. For purposes of clarity, any securities acquired pursuant to such vesting may not be sold when the director, officer, or colleague of the Company is in possession of material, non-public information or subject to a special blackout period or, with respect to Energizer Insiders, when the Company’s trading window is closed.

Section 5: Additional Restrictions and Requirements for “Energizer Insiders”
In addition to being subject to all of the other requirements within this policy, directors, executive officers and certain colleagues notified by the Company’s Chief Financial Officer, General Counsel or Corporate Secretary as having routine access to material, confidential information about the Company (collectively, “Energizer Insiders”) are required to comply with the following:

A.Trading Windows and Closed Window Periods

(i)Closed Window Periods. Energizer Insiders are prohibited from trading in the Company’s securities during the period beginning on the sixth business day of the last month of each fiscal quarter and continuing until the second business day following the issuance of the Company’s press release of its financial results for the reporting period that includes such calendar quarter (each of these periods called a “closed window period”). By way of example, if the Company releases its financial results for the second calendar quarter of a given year on Tuesday, April 27 and the following Wednesday and Thursday are business days, then Energizer Insiders could trade in the Company’s securities beginning on April 29 of such year until June 7 of such year. These periods are referred to as “open window” periods.

(ii)Special Blackout Periods. From time to time, other types of material information regarding the Company (such as negotiation or mergers, acquisitions or dispositions or other developments) may not be publicly disclosed. While such material information remains nonpublic, Energizer Insiders and other colleagues and persons with knowledge of such material, nonpublic information are prohibited from trading in the Company’s securities. The affected persons must keep the existence of any special blackout period confidential.

(iii)Exception for Approved 10b5-1 Plans. The trading restrictions in this policy do not apply to transactions under a written plan, contract, instruction or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 that has been reviewed and approved in advance by the Company’s Legal Department during an open trading window, and adopted by the Energizer Insider prior to the first day of the last month of the then-current quarter. Any amendment or modification to an existing Rule 10b5-1 Plan must also be reviewed and approved in advance by the Company’s Legal Department during an open trading window, and adopted by the Energizer Insider prior to the first day of the last month of the then-current quarter. For example, if an Energizer Insider desires to adopt or modify a Rule 10b5-1 Plan during the first fiscal quarter, he/she may do so during the period beginning on the date the window period opens and ending on November 30.

A 10b5-1 Plan must be in writing and must meet the requirements of the rules of the SEC, as they may exist from time to time, for establishing that a transaction in a company’s securities

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Energizer Holdings, Inc. Securities Trading Policy Transactions in Company Securities Effective Date: May 1, 2023 Supersedes: August 1, 2022

was not made on the basis of material, nonpublic information (currently contained in Rule 10b5-1), including but not limited to:

•The 10b5-1 Plan must include a cooling-off period before trading can commence. For 10b5-1 Plans relating to transactions in Energizer’s securities, the cooling-off period shall begin on the day that the Rule 10b5-1 is adopted or modified and shall end:
oFor directors or Section 16 officers, on the first day of the last month of the next quarter, and
oFor persons other than directors or Section 16 officers, on the day that is 30 days following the adoption or modification of the Rule 10b5-1 Plan.
For example, if a Section 16 officer adopts an approved Rule 10b5-1 Plan on November 20, the cooling-off period will end on March 1.

•A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).

•All persons entering into a Rule 10b5-1 Plan much include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material non-public information, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b5-1.

•All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Rule 10b5-1 Plans may only be terminated during an open trading window and at a time when the Energizer Insider is not in possession or aware of material non-public information. If an Energizer Insider terminates a Rule 10b5-1 Plan, he/she must: (i) promptly notify the Company’s Legal Department, and (ii) wait at least nine (9) months before entering into a new Rule 10b5-1 Plan. For purposes of clarity, an Energizer Insider is not required to notify the Company’s Legal Department if his/her Rule 10b5-1 Plan expires in accordance with the Plan’s terms.

If an Energizer Insider has adopted a Rule 10b5-1 Plan, he/she may not enter into any transactions involving the Company’s securities while that Plan is in effect, except as specifically approved in advance by the Company’s General Counsel.

Trading windows are not “safe harbors” that ensure compliance with securities laws. Even during these “open window” periods, you are prohibited from trading if you are aware of material, nonpublic information about the Company.

B.Pre-Clearance
In addition to the prohibition on trading in a closed window period, Energizer Insiders are required to pre- clear all trades by the Energizer Insider, his/her Related Person(s) or his/her designee in the Company’s securities with the Chief Financial Officer, General Counsel or Corporate Secretary, even if not in possession or aware of specific material non-public information. Prior clearance is required for all purchases or sales. Clearance will be granted or denied based solely on the restraints imposed by law and will not constitute investment advice regarding the advisability of any transaction or ensure compliance with securities laws. Clearance of a transaction is valid only for a maximum of five days, and may be reduced based on the circumstances, including if a closed window period is approaching. If the transaction order is not placed and executed within the pre-clearance period, a second trade clearance request must be made. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

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Energizer Holdings, Inc. Securities Trading Policy Transactions in Company Securities Effective Date: May 1, 2023 Supersedes: August 1, 2022

An Energizer Insider may not trade, even with pre-clearance, if he or she is actually in possession or aware of material non-public information.

VIOLATIONS OF THE COMPANY’S SECURITIES TRADING POLICY WILL BE CONSIDERED GROUNDS FOR DISCIPLINARY ACTION, INCLUDING TERMINATION.

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